Exhibit 10.1

                              EMPLOYMENT AGREEMENT



      THIS AGREEMENT is made as of the 4th day of April 2005.


BETWEEN:
                Stephen Lerch
                of the City of Weston, Florida
                (hereinafter referred to as the "Employee")

AND:

                WORKSTREAM INC.,
                a corporation incorporated under the laws of Canada (hereinafter referred to as the "Employer")

WHEREAS:

A. The Employer wishes to employ the Employee and the Employee wishes to serve the Employer upon the terms and subject to the conditions herein contained.


NOW THEREFORE in consideration of the premises and the mutual covenants herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereto covenant and agree as follows:


1. DEFINITIONS
   -----------

In this agreement, unless the context otherwise specifies or requires, the following terms shall have the following meanings:

            1.1 "Agreement," "hereto," "herein," "hereof," "hereunder" and similar expressions refer to this Agreement and not to any particular section or any particular portion of this Agreement and includes all schedules attached to this Agreement;

            1.2 "Executive Vice President/COO/CFO" shall mean the Executive Vice President, Chief Operation Officer and Chief Financial Officer of the Company;

            1.3   "Court" shall mean a Court of competent jurisdiction;


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            1.4   "Parties" shall mean the Parties to this Agreement and "Party"
                  shall mean one of the Parties to this Agreement.

2. EMPLOYMENT
   ----------

            2.1 The Employer agrees to employ the Employee and the Employee agrees to act as Executive Vice President or in such other employment as the Employer and the Employee may from time to time agree and the Employee agrees to serve the Employer upon the terms and subject to the conditions set out in this Agreement.

            2.2 The Employee specifically undertakes and agrees with the Employer that he shall be responsible for the following:

                  2.2.1 for fulfilling the title and role of the Executive Vice
                        President/COO/CFO of the Employer; and

                  2.2.2 such other duties as may be reasonably required.

3. TERM
   ----

            3.1   The Initial Term of this Agreement shall be a period of one
                  (1) year from the date hereof. Unless written notice is given by either party at least ninety (90) days before the end of the Initial Term or any one (1) year extension thereof (each, a "Renewal Term"), that they wish this Agreement to terminate at the end of the Initial or respective Renewal Term, whichever may apply, this Agreement will be automatically extended by successive one year Renewal Terms. Any references herein to the "Term" shall include both the Initial Term and any and all Renewal Terms.

REMUNERATION
------------
            4.1 In consideration of the Employee's undertaking and the performance of the obligations contained in this Agreement, the Employer shall, unless otherwise agreed upon by all parties to this Agreement, pay and grant the following remuneration to the Employee:

                  4.1.1 Base Salary. The Employee shall be entitled to receive a salary, not less than $200,000.00 (U.S.) per year.

                  4.1.2 Bonus. In addition to the base salary specified in
                        section 4.1.1 the Employee shall be entitled to an aggregate annual bonus of up to $200,000.00 (U.S.) based on certain targets being achieved. The Parties will mutually agree to these targets. Achievement of targets will be assessed on a quarterly basis, and any bonus earned for a particular quarter, as reasonably determined by the Employer, will be paid to the Employee within 30 days after the close of the quarter. In no event shall the actual quarterly bonus payment be less than $12,500.00.


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                  4.1.3 Stock Options. In addition to the base salary outlined in section 4.1.1 on the first date of employment, the Employee shall be granted a stock option to purchase 100,000 shares of common stock of the Employer (the "Option Shares") at a price that is the closing price on the NASDAQ market on the date of the option grant. These options shall vest one third annually over a three (3) year period, beginning on the first anniversary of the date of the option grant. Within 60 days of separation for any reason, Employee will be entitled to exercise any stock options then vested.

                  4.1.4 Restricted Stock Units: In addition to the base salary outlined in section 4.1.1 on the first date of employment, the Employee shall be granted 50,000 Restricted Stock Units (the "RSU's"). These RSU's shall vest one-fifth over a five (5) year period, beginning on the first anniversary of the date of the grant. Upon separation for any reason, Employee will be entitled to any Restricted Stock then vested.

5. BENEFITS
   --------

            5.1 In consideration of the Employee's undertaking and the performance of the obligations contained in this Agreement, the Employer shall, unless otherwise agreed upon by all parties to this Agreement, pay and grant the following benefits to the Employee:

                  5.1.1 Vacation. The Employee shall be entitled to vacation time of three (3) weeks each calendar year. Such vacation time shall be used at times mutually agreeable to the Employee and the Employer.

                  5.1.2 Other Benefits. The Employee shall be entitled to
                        participate in all benefit programs provided by Employer to its executives effective upon the Employee's start date. The Employer shall pay for single coverage premiums for the Employee for health and dental (if any) insurance offered by the Employer. The Employer shall pay for the Employee's STD/LTD premiums.


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                  5.1.3 Expenses. Employer shall pay Employee $500 per month toward a car allowance. In addition, the Employer shall reimburse the Employee for all reasonable and necessary business expenses, including but not limited to cellular phone expenses, upon the presentation to the Employer of appropriate written documentation and receipts.

6. ATTENTION TO DUTIES
   -------------------
      The Employee shall devote his whole working time and attention to the Employer during the Term of this Agreement and will not engage in any other capacity or activity which, in the sole opinion of the Employer acting reasonably, would hinder or interfere with the performance of the duties of the Employee.

7. CONFIDENTIALITY
   ---------------
      The parties acknowledge that in carrying out his duties under this Agreement, the Employee will have access to and become entrusted with confidential information regarding the business plans and operations of the Employer, computer systems and technology, unique methodology and other proprietary information. The Employee acknowledges that the right to maintain such detailed confidential information constitutes a proprietary right, which the Employer is entitled to protect. Accordingly, the Employee shall not, during the Term of this Agreement, or at any time thereafter, disclose any of such detailed confidential information or trade secrets of the Employer to any person or persons, firm, association or corporation, nor shall the Employee use the same for any purpose, in either case, except on behalf of the Employer. Notwithstanding the foregoing, the obligations of the Employee in this Section 7 shall not apply to confidential information (i) which at the date hereof or thereafter becomes a matter of public knowledge without breach by the Employee of this Agreement; or (ii) which is obtained by the Employee from a person, firm, or entity (other than the Employer or an affiliate of the Employer) under circumstances permitting its use or disclosure to others.

8. OWNERSHIP OF INVENTIONS
   -----------------------

            8.1 The Employee shall promptly communicate and disclose to the Employer all inventions, improvements, modifications, discoveries, designs, formulae, methods and processes made, discovered or conceived by the Employee either alone or jointly with others, during the period of his employment with the Employer, providing the same relate to or are capable of being used by the corporation or any affiliate thereof in the normal course of their businesses.

            8.2 The Employee acknowledges and declares that all inventions, improvements, modifications, discoveries, designs, formulae, methods, processes, as are described in section 8.1 hereof, and all patents and patent applications relating thereto are the property of the Employer and hereby assigns to the Employer all of the right, title and interest of the Employee in any such inventions, improvements, modifications, discoveries, designs, formulae, methods and processes, and in any patents or patent applications relating thereto. The Employee shall, at the Employer's expense, execute all instruments and documents and do all such further acts and things as may be necessary or desirable, in the Employer's opinion to carry out the provisions of this section.


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9. NON-COMPETITION
   ---------------
      The Employee shall not, without prior written consent of the Employer for the period of his employment hereunder or for a period of one (1) year following the termination of this Agreement or any renewal hereof, for any reason be it for cause or not, either alone or in conjunction with any individual, firm, corporation, association or any entity, except for the Employer, whether as principal, agent, shareholder, employee or in any other capacity whatsoever, perform the duties of or provide the services as are described in section 2.2 hereof in a business which competes with the Employer, within any geographical location where the Employer has carried on business or expended time and personnel and financial resources. Furthermore, the Employee also agrees that upon the termination of his employment he will not attempt to hire or encourage to leave their employ, any of the Employer's other employees. Notwithstanding the foregoing, the Employee shall not be precluded from competing with the business of the Employer in the event his employment is terminated by the Employee for good reason or by the Employer other than for cause, unless the Employer provides the applicable compensation and benefits set out in section 10.1.3 hereof, in which case, the Employee shall be precluded from competing as described in this section 9 until such time as such compensation and benefits are terminated.

10. TERMINATION
    -----------
            10.1 The parties understand and agree that employment pursuant to this Agreement may be terminated during the Term in the following manner in the specified circumstances:

                 10.1.1 by the Employee without good reason (as defined below), on the giving of not less than one (1) month prior written notice to the Employer, which the Employer may waive, in whole or in part;

                 10.1.2 by the Employee for good reason on the giving of not less than one (1) month prior written notice to the Employer, if the Employer has not cured the event giving rise to good reason by the end of such notice period. For purposes of this Agreement good reason shall mean, absent the Employee's prior written consent: (i) the Employer's failure to timely provide the Employee with the salary, bonus and equity as set forth in section 4.1 hereof or to provide benefits to the Employee in accordance with section 5.1 hereof; (ii) a material breach by the Employer of this Agreement or any other agreement with the Employee; (iii) a material diminution by the Employer in the Employee's title, responsibilities, authority or reporting structure; (iv) a requirement that the Employee relocate his home to more than 350 miles away from his home in Florida; or
                        (v) failure of the Employer to ensure that any successor or assign of the Employer agrees in writing to be bound by the terms of this Agreement. If the Employee terminates his employment for good reason, he shall be entitled to the payments set forth in section 10.1.3 hereof, to be provided within thirty (30) days after his termination;


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                 10.1.3 by the Employer in its absolute discretion without
                        cause upon not less than one (1) month prior written notice to the Employee, on giving the Employee a payment equal to (i) six (6) months salary at the rate in effect on the Employee's termination date; (ii) the value of six (6) months of benefits and entitlements the Employee was enjoying as of his termination date (including but not limited to the cost to Employee to pay for six (6) months of COBRA payments for health and dental (if any) family insurance coverage); and (iii) all salary, benefits and entitlements to which the Employee is entitled in accordance with any relevant statute or law. The payment representing this aggregate amount shall be paid within thirty (30) days from notice provided herein;

                  10.1.4 by the Employer for cause. The parties agree that for the purposes of this Agreement, "cause" shall mean the following, as reasonably determined by the Employer in good faith, and that the Employee shall be terminated immediately upon written notice for such cause:

                     10.1.4.1 any material breach of the provisions of this
                              Agreement or of an established written policy of the Employer after Employer provided written notice to Employee and 10 day opportunity to cure during which time Employee failed to cure;

                     10.1.4.2 any intentional or grossly negligent disclosure
                              of any confidential information as described in
                              section 7 hereof, by the Employee;

                     10.1.4.3 in carrying out his duties hereunder, the
                              Employee; (i) has been grossly negligent, or (ii) has committed willful gross misconduct;


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                     10.1.4.4 personal conduct on the Employee's part which
                              is of such a serious and substantial nature that, as reasonably determined in good faith in the sole discretion of the Employer, it would materially injure the reputation of the Employer if the Employee is retained as an Employee; or

                     10.1.4.5 any and all omissions, commissions or other
                              conduct, which would constitute cause under applicable law.

            10.2 The Parties understand and agree that the giving of notice or the payment of termination pay, and severance pay, as required by the Employer to the Employee on termination shall not prevent the Employer from alleging cause for the termination.

            10.3 The Employee authorizes the Employer to deduct from any payment, any amounts properly owed to the Employer by the Employee by reason of advances, loans or in recommence for damages to or loss of the Employer's property and equipment, save only that this provision shall be applied so as not to conflict with any applicable law or legislation.

11. RESULTS OF TERMINATION
    ----------------------
            11.1  If this Agreement is terminated for cause, as described in section 10.1.4 hereof, the Employee shall be entitled to receive his remuneration to the date of such termination for cause, including any and all vacation pay and bonuses earned to date.

            11.2 If this Agreement is terminated upon written notice as described in paragraphs 10.1.1, 10.1.2, and 10.1.3 hereof, the Employer shall pay to the Employee to the end of the notice period his salary and at the end of the date terminating the notice provision, the Employer shall pay to the Employee vacation pay equivalent and any other monies due under applicable United States federal or state law, as well as any and all amounts to which he may be entitled pursuant to sections 10.1.2 or 10.1.3.

12. MEDIATION/ARBITRATION
    --------------------
            12.1 Should any dispute or disagreement of any kind arise at any time; (i) regarding the rights and liabilities of the Parties hereof or with respect to the interpretation, validity, construction, meaning, performance, effect or application of this Agreement, as amended from time to time; or (ii) between the Employer and the Employee, the Parties agree that good faith negotiations shall take place between the Employer and the Employee. If such good faith negotiations have not resolved the dispute or disagreement within a reasonable period of time, either Party may request mediation between the Parties, or either Party may refer the dispute or disagreement directly to arbitration without going to mediation.


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            12.2  The mediator shall be agreed upon by the both Parties. In the event that the Parties are unable to agree upon the mediator, the dispute or disagreement shall be referred to arbitration in accordance with this section.

            12.3 All discussions before the mediator shall be non-binding, confidential and without prejudice to the position of either Party. The Parties agree that if the mediation process does not result in a satisfactory solution of the dispute or disagreement after the lesser of either; (a) ten (10) hours of mediation, or (b) thirty (30) days from the commencement of the mediation, then either Party may refer the dispute or disagreement to arbitration pursuant to the provisions of the American Arbitration Association's National Rules for the Resolution of Employment Disputes in effect at the time of the arbitration demand, in accordance with the following:

                 12.3.1 the reference to arbitration shall be to one (1)
                        arbitrator.

                 12.3.2 any such arbitration shall be held in the city of
                        Orlando, Florida. The arbitration shall be completely private. The arbitrator shall fix the appropriate procedures which may include discovery, an oral hearing(s) and any other procedures the arbitrator deems appropriate. The issue or issues to be decided by the arbitrator shall be defined in an arbitration agreement filed on consent by the aggrieved party. In the event the Parties to the arbitration shall be unable to agree upon the issue or issues to be decided by the arbitrator in any arbitration pursuant to this paragraph, the arbitrator shall have jurisdiction to determine the issue or issues to be so decided. The Parties shall do all such acts and things as are necessary to enable the arbitrator to make a proper finding respecting the matters in issue. The arbitrator may order interest on any award and the arbitrator may award costs, including attorneys' fees, to either Party, provided that such award is permitted by the applicable law governing the underlying claim. In the absence of any award of costs, each of the Parties shall bear their own costs, including attorneys' fees, of any arbitration pursuant to this paragraph and one-half of the cost of the arbitrator. The arbitrator shall be strictly bound by applicable legal principles and the general nature of this Agreement in rendering his/her/its decision.


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                 12.3.3 The Parties agree that good faith negotiations,
                        mediation and arbitration shall all be without recourse to the Courts. The award of the arbitrator shall be final and binding, except that either Party may appeal an arbitration award to the Courts on a question of law. Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction.

13. RIGHT TO INJUNCTIVE RELIEF
    --------------------------
      As a violation by the Employee of the provisions of paragraphs 7 and 9 hereof could cause irreparable injury to the Employer and there is no adequate remedy at law for such violation, the Employer shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin the Employee in a court of equity from violating such provisions. The provisions of paragraphs 7 and 9 hereof shall survive the termination of this Agreement.

14. ASSIGNMENT OF RIGHTS
    --------------------

      The rights and obligations which accrue to the Employer under this Agreement shall automatically inure to the benefit of and be binding on its successors and assigns, whether by operation of law or otherwise. The rights of the Employee under this Agreement are not assignable or transferable in any manner, except that any accrued salary or bonus, vested options or other benefits shall be provided to the Employee's heirs, beneficiaries or estate, or trustee under any trust set up by and for Employee.

15. CHANGE OF CONTROL
    -----------------
      The Employer agrees that should there be a change in control of the Employer during the Employee's employment with the Employer, all stock options, RSU's and restricted stock held by the Employee shall become immediately vested and exercisable in full. The Employer further agrees that should there be a change in control of the Employer and the Employee's employment is terminated for any reason save and except for cause, the Employee shall receive, any payments or benefits to which he is entitled pursuant to section 10.1.3 hereof or the remaining salary for the Term whichever amount is greater. For the purposes of this section, "change in control" shall be defined as such term is defined the Employer's 2002 Amended and Restated Stock Option Plan.

16. RESIDENCE
    ---------
      The Employer has agreed to secure a corporate apartment in Orlando, Florida, if necessary, to which the Employee would have access and the cost of such apartment will be paid for by the Employer.


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17. INDEMNIFICATION
    ---------------
      The Employer agrees to fully indemnify and defend the Employee against all claims, liabilities, costs, attorneys' fees, settlement payments and damages relating to or arising from any threatened or actual legal action against the Employee by the company with which the Employee was last employed before the date hereof, in relation in any manner to section 7 of the Employee's prior employment agreement with such company.

18. CURRENCY
    --------
      All dollar amounts referred to in this Agreement are in United States funds.

19. AMENDMENT OF AGREEMENT
    ---------------------
      This Agreement may be altered or amended at any time by the mutual consent in writing of the parties hereto.

20. TIME OF ESSENCE
    ---------------
      Time shall be of the essence hereof.

21. GOVERNING LAW
    -------------
      This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

22. HEADINGS
    --------
      The headings appearing throughout this Agreement are inserted for convenience only and form no part of the Agreement.

23. SEVERABILITY
    ------------
      The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision will be deemed to be severable.

24. ENTIRE AGREEMENT
    ----------------
      This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written, and there are no other warranties, agreements or representations between the parties except as expressly set forth herein.

25.  AGREEMENT BINDING
     -----------------
      This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, executors, administrators, successors and assigns.


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26. INDEPENDENT LEGAL ADVICE
    ------------------------
      The Employee acknowledges that he has read and understands the Agreement and acknowledges that he has had the opportunity to obtain independent legal advice regarding the terms of the Agreement and their legal consequences.

27. SURVIVAL
    --------
      In the event this Agreement terminates for any reason, sections 7, 9, 10.1.2, 10.1.3, 11, 15 and 17 hereof shall survive to the extent necessary to give full effect to their terms.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first set forth above.


SIGNED, SEALED & DELIVERED



                                         _/s/ Stephen Lerch
                                         ---------------------------------------
                                         Stephen Lerch
Witness



                                         WORKSTREAM INC.

                                         Per:     /s/ Michael Mullarkey
                                                  ------------------------------
                                                  Michael Mullarkey
                                         Title:   Chief Executive Officer


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